EXHIBIT 5.1

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Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

April 20, 2016

Bats Global Markets, Inc.
8050 Marshall Drive, Suite 120
Lenexa, KS 66214

Ladies and Gentlemen:

We have acted as special counsel to Bats Global Markets, Inc., a Delaware corporation (the “Company “), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 8,458,691 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, issuable pursuant to the Company’s 2009 Stock Option Plan, Third Amended and Restated 2012 Equity Incentive Plan, 2016 Omnibus Incentive Plan, 2016 Non-Employee Directors Compensation Plan and 2016 Employee Stock Purchase Plan (each, a “Plan”).

We have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the applicable Plan upon receipt by the Company of the payment therefor, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP